                                                      Agreement No._____________
                                                                    Page 1 of 26

                                                                    Exhibit 2.30



LUCENT TECHNOLOGIES INC.                         CSG SYSTEMS INTERNATIONAL, INC.
600 Mountain Avenue                              7887 E. Belleview, Suite 1000
Murray Hill, NJ  07974                           Englewood, CO 80111

                                                 CSG SOFTWARE, INC
                                                 7887 E. Belleview, Suite 1000
                                                 Englewood, CO 80111



                             SOFTWARE AND SERVICES

                            MASTER SUPPLY AGREEMENT

                                (NORTH AMERICA)

                                                      Agreement No._____________
                                                                    Page 2 of 26

                               TABLE OF CONTENTS

 1.0  DEFINITIONS.....................................................   4
 2.0  SCOPE OF AGREEMENT; ADDITIONAL CONTRACTS........................   7
 3.0  ORDERS..........................................................   7
 4.0  SOFTWARE LICENSE GRANT..........................................   8
 5.0  PERFORMANCE OF CONTINUING OBLIGATIONS...........................   8
 6.0  LICENSE AND SERVICE FEES........................................   9
 7.0  EFFECTIVE DATE AND TERM.........................................   9
 8.0  INTELLECTUAL PROPERTY RIGHTS....................................   9
 9.0  DELIVERABLES; LATE DELIVERIES...................................  10
10.0  INVOICING.......................................................  10
11.0  PAYMENT TERMS...................................................  10
12.0  ELECTRONIC DATA INTERCHANGE.....................................  10
13.0  MISCELLANEOUS EXPENSES..........................................  11
14.0  TAXES...........................................................  11
15.0  TITLE TO AND RISK OF LOSS OF MEDIUM.............................  11
16.0  SOFTWARE ACCEPTANCE.............................................  11
17.0  COPYRIGHT NOTICE................................................  11
18.0  CUSTOMER SUPPORT; UPDATES, UPGRADES AND PATCHES.................  11
19.0  QUALITY PROCESSES...............................................  11
20.0  NEW RELEASES OF SOFTWARE........................................  12
21.0  PROTECTION OF CONFIDENTIAL SOFTWARE.............................  12
22.0  TRAINING SERVICES AND LICENSE...................................  13
23.0  WARRANTIES......................................................  13
24.0  REPRESENTATIONS.................................................  14
25.0  ASSIGNMENT......................................................  14
26.0  CHOICE OF LAW...................................................  14
27.0  COMPLIANCE WITH LAWS............................................  15
28.0  DISPUTE RESOLUTION..............................................  15
29.0  EXPORT..........................................................  15
30.0  FORCE MAJEURE...................................................  15
31.0  IDENTIFICATION..................................................  16
32.0  INDEMNITY.......................................................  16

                                                      Agreement No._____________
                                                                    Page 3 of 26

33.0  INFRINGEMENT CLAIMS.............................................  17
34.0  INSURANCE REQUIREMENTS..........................................  17
35.0  LIMITATION OF LIABILITY.........................................  17
36.0  NOTICES.........................................................  18
37.0  NOTICE OF UPDATES, UPGRADES AND PATCHES.........................  18
38.0  SOURCE CODE ESCROW..............................................  19
39.0  USE OF COMPANY'S INFORMATION AND MEDIA..........................  19
40.0  SUPPLIER DEFAULTS...............................................  19
41.0  COMPANY DEFAULTS................................................  20
42.0  REMEDIES AND PERFORMANCE RIGHTS.................................  21
43.0  TERMINATION.....................................................  22
44.0  SURVIVAL OF OBLIGATIONS.........................................  23
45.0  SEVERABILITY....................................................  23
46.0  WAIVER..........................................................  23
47.0  ENTIRE AGREEMENT................................................  24
48.0  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL................  24
49.0  THIRD PARTY BENEFICIARIES.......................................  25
50.0  COUNTERPARTS....................................................  25
51.0  ATTACHMENTS.....................................................  25
52.0  CSG GUARANTY....................................................  25

                                                      Agreement No._____________
                                                                    Page 4 of 26

SOFTWARE AND SERVICES MASTER SUPPLY AGREEMENT ("Agreement"), dated as of
                                                ---------
February 28, 2002 (the "Effective Date"), by and among LUCENT TECHNOLOGIES INC.,
                        --------------
a Delaware corporation ("Lucent"), and CSG SYSTEMS INTERNATIONAL, INC., a
                         ------
Delaware corporation ("CSG"), and CSG SOFTWARE, INC. a Delaware corporation and
                       ---
a wholly owned subsidiary of CSG ("Supplier").
                                   --------

WHEREAS Lucent and CSG have entered into an asset purchase agreement dated as of December 21, 2001 (the "Asset Purchase Agreement"), wherein Lucent has agreed to
                        ------------------------
sell to CSG certain assets used in connection with the Lucent's billing and customer care products business, and CSG has agreed to purchase such assets and to assume certain liabilities relating to such acquired business all as more particularly described therein;

WHEREAS, following the transactions contemplated by the Asset Purchase Agreement, Lucent and certain of its Affiliates will have Continuing Obligations (including making updates, upgrades, patches, on-going maintenance and end-user customer support available) to End User Customers pursuant to Contracts, and Supplier has agreed that with respect to such Contracts it will perform, on behalf of Lucent and such Affiliates, such Continuing Obligations and CSG has agreed to guarantee Supplier's performance (all capitalized terms being used as defined herein);

WHEREAS it is a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement that Lucent and Supplier enter into this Agreement pursuant to which Supplier will perform Services for, and to provide Software to, End User Customers so as to timely satisfy the Continuing Obligations;

WHEREAS Supplier and Lucent desire that Supplier shall have, to the fullest extent possible, the benefits of and all the obligations and duties under the Contracts in respect of the Continuing Obligations and that Company be absolved of such obligations and duties; and

WHEREAS, upon the terms and subject to the conditions herein, Supplier desires to perform Services for, and to provide Software to, End User Customers all in accordance with the terms and conditions of the Contracts and this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and in the Attachments (as defined herein), Supplier and Lucent agree as follows:

1.0  DEFINITIONS
     -----------

     The following definitions set forth below apply to this Agreement:

1.1  "Additional Contracts" means any agreement, contract or other arrangement,
      --------------------
    entered into by Company prior to the Effective Date but which Company, in good faith, did not include in Attachment A, that provides for any
                                   ------------
    obligations of Company to customers with respect to Services and Software to be performed, supplied, delivered or installed in the United States and Canada, which agreement, contract or other arrangement cannot be assigned to Supplier pursuant to the Asset Purchase Agreement (or any collateral documents related thereto), as

                                                      Agreement No._____________
                                                                    Page 5 of 26

    as such agreement, contract or other arrangement may from time to time be amended, supplemented or modified with the consent of Supplier pursuant to
    Article 2.0 hereof or renewed pursuant to Article 5.0(b) hereof.
    -----------                               --------------

1.2  "Affiliate" has the meaning specified in the Asset Purchase Agreement,
      ---------
    unless otherwise specified in this Agreement.

1.3  "Agreement" means this Software and Services Master Supply Agreement (North
      ---------
    America), as may from time to time be amended, supplemented or modified by mutual written agreement of the parties hereto, and including all Attachments hereto.

1.4  "Attachments" mean the attachments to this Agreement as may from time to
      -----------
    time be amended, supplemented or modified by mutual written agreement of the parties hereto, including all exhibits and documents containing fees, rates, and any special terms and other conditions pertaining to the Software and Services to be provided hereunder.

1.5  "Company" means Lucent Technologies Inc. or any of its Affiliates that are
      -------
    party to Contracts, and their respective successors and permitted assigns. Lucent shall cause its Affiliates that are parties to Contracts to comply with their respective obligations hereunder.

1.6  "Company Default" means a Company Contract Default or a Company Event of
      ---------------
    Default.

1.7  "Continuing Obligations" means any obligations of Company to End User
      ----------------------
    Customers with respect to the Services and Software to be performed, supplied, delivered or installed in the United States and Canada, including obligations regarding pricing, Software license, warranty, maintenance, consulting, training, Support, Specifications, Documentation, escrow and release of source code of the Software, discontinued availability of Software, and continuing availability of Updates, Upgrades and Patches.

1.8   "Contracts" means, collectively, the Additional Contracts and the
       ---------
     Unassignable Contracts.

1.9   "Documentation" means users' manuals, programmers' guides and systems'
       -------------
     guides that are provided for use with the Software.

1.10  "End User Customer" refers to Company's customers who have the right to
       -----------------
     use Software or receive Services pursuant to any Contract, including the customers identified in Attachment A, and all successors and permitted
                             ------------
     assignees of such customers.

1.11  "including" shall mean "including without limitation" or "including but
       ---------
     not limited to".

1.12  "Information" means any idea, data, program, technical, business or other
       -----------
     intangible information identified in writing as confidential by the conveying party, however conveyed.

                                                      Agreement No._____________
                                                                    Page 6 of 26

1.13  "Intellectual Property Agreement" means the Intellectual Property
       -------------------------------
     Agreement dated the date hereof by and among Lucent, Lucent Technologies GRL Corporation, Lucent Technologies Ireland Holding Limited and Supplier.

1.14  "Medium" means any document, print, tape, disc, tool, semiconductor chip
       ------
     or other tangible information-conveying article, and "Media" shall have a
                                                           -----
     corresponding meaning.

1.15  "Object Code" means machine-readable, compiled object code form.
       -----------

1.16  "Order" means a purchase order used for the purpose of ordering Software
       -----
     and Services.

1.17  "Services" means all maintenance, consulting, training, support and
       --------
     professional services, including the provision of Support, Updates, Upgrades and Patches.

1.18  "Software" means Software (as defined in the Intellectual Property
       --------
     Agreement), in Object Code, and all future enhancements and modifications, including Updates, Upgrades and Patches.

1.19  "Software Source Materials" means all source programs, technical
       -------------------------
     documentation and other information necessary to produce, use, maintain, modify or correct all versions of the Software which are required to be supplied pursuant to this Agreement, and shall include source code, flow charts, logic diagrams and program language translators (assemblers, compilers, interpreters, etc.) except to the extent that any such translator is a proprietary software product of a third party vendor readily available to Company from such vendor.

1.20  "Specifications" means designs, plans and instructions for the development
       --------------
     and operation of the Software, as mutually agreed upon by the parties hereto.

1.21  "Supplier" means CSG Software, Inc., the party to this Agreement that will
       --------
     be performing the Continuing Obligations on behalf of Company, and its successors and permitted assigns.

1.22  "Supplier Default" means a Supplier Contract Default or a Supplier Event
       ----------------
     of Default.

1.23  "Support" means customer support including (i) direct response to End User
       -------
     Customer inquiries with respect to inquiries concerning performance, functionality or operation of the Software, (ii) direct response to End User Customers with respect to performance deficiencies, (iii) diagnosis of performance deficiencies, and (iv) problem resolution.

1.24  "Unassignable Contracts" means any agreement, contract or other
       ----------------------
     arrangement entered into prior to the Effective Date between Company and any of its customers for the provision of Continuing Obligations, which agreement, contract or other arrangement is not assigned to Supplier pursuant to the Asset Purchase Agreement (or any collateral documents related thereto), as such agreement, contract or other arrangement may from time to time be amended,

                                                      Agreement No._____________
                                                                    Page 7 of 26

     supplemented or modified with the consent of Supplier pursuant to Article
                                                                       -------
     2.0 hereof or renewed pursuant to Article 5.0(b) hereof.
     ---                               --------------

1.25  "Use" means use by any individual having authorized access to the computer
       ---
     on which the Software is operated.

1.26  "Updates, Upgrades and Patches" means releases of or modifications to the
       -----------------------------
     Software which contain (i) error corrections and other modifications or
     (ii) functionality enhancements.

2.0   SCOPE OF AGREEMENT; ADDITIONAL CONTRACTS
      ----------------------------------------

          (a) This Agreement applies to Software and Services required to be provided to End User Customers under the terms of the Contracts. Correct and complete copies of all provisions of the Unassignable Contracts that are relevant to the performance of Supplier's obligations under this Agreement shall have been delivered to Supplier on or prior to the Effective Date. Correct and complete copies of all provisions of each Additional Contract that are relevant to the performance of Supplier's obligations under this Agreement shall be delivered to Supplier prior to Supplier becoming responsible for such obligations in respect of such Additional Contract and such Additional Contract becoming a "Contract" under this Agreement. Company shall not amend, supplement or otherwise modify, in any material respect, any terms of the Contracts relating to Software or Services supplied under this Agreement without Supplier's prior written consent (which consent shall not be unreasonably withheld). Upon reasonable written request by Supplier, Company shall use reasonable commercial efforts to assert on behalf of Supplier any rights that Company may have under any Contract for acts or omissions of any End User Customer in respect of Software or Services supplied under this Agreement.

          (b) If Company has obligations with respect to Services or Software under any Additional Contract, Supplier agrees that it shall provide Software and Services in accordance with the terms set forth in such Additional Contract (or such other terms and conditions as may be mutually agreed between Company and Supplier). If the material terms (including fees for licensing of Software and rates for Services) of any Additional Contract are materially less favorable in the aggregate to Supplier than the terms set forth in Attachment B, Supplier and Company shall negotiate
                            ------------
     in good faith mutually acceptable terms under which Supplier shall perform Company's obligations under such Additional Contract in accordance with its provisions; provided, that if fees for licensing of Software and rates for
                 --------
     Services under such Additional Contract are less favorable to Supplier than those set forth in Attachment B, fees for licensing of Software and rates
                        ------------
     for Services under such Additional Contract shall be as set forth in Attachment B.
     ------------

3.0   ORDERS
      ------

          (a) Orders shall be placed with Supplier (through its business contact person) using an order substantially in the form of Attachment C
                                                                 ------------
     and shall include a reference to this

                                                      Agreement No._____________
                                                                    Page 8 of 26

     Agreement, the applicable Contract and a description of the Software and Services ordered. Supplier shall acknowledge to Company receipt of each Order within three (3) business days. Supplier may reject an Order for cause only if it provides written notice of rejection within ten (10) days of receipt of such Order and concurrently terminates this Agreement in accordance with Article 43.0 hereof.
                     ------------

          (b) If Supplier rejects any Order pursuant to clause (a) above, Company agrees to comply with its obligations under the Contract to which such rejected Order relates (including avoiding any act or omission that would cause the source code of the Software to be released by Company pursuant to such Contract) provided that Supplier has complied with its obligations under Article 42.0(b)(ii) hereof. Supplier's rejection of an
                       -------------------
     Order does, in no way, authorize Company to take any action or make any commitment on Supplier's behalf.

          (c) Each Order that is not rejected by Supplier in accordance with the preceding sentence shall be deemed accepted by Supplier within ten (10) days after receipt thereof. Only Orders so deemed accepted shall be binding on Company and Supplier. If Company proposes to include in any Order terms and conditions other than, or in addition to, those contained in this Agreement or such Contract, Supplier and Company shall negotiate in good faith such terms and conditions.

4.0  SOFTWARE LICENSE GRANT
     ----------------------

     In addition to license and other rights granted pursuant to the Intellectual Property Agreement, upon the terms and subject to the conditions of this Agreement, Supplier hereby grants to Company a perpetual, nonexclusive, irrevocable, worldwide, fully-paid, non-transferable (except pursuant to Article 25.0 hereof) right to sublicense
                                      ------------
     to End User Customers such rights and benefits with respect to the Software and Documentation (the "Licensed Materials") as may be required to be
                             ------------------
     granted to End User Customers pursuant to the Contracts.

5.0  PERFORMANCE OF CONTINUING OBLIGATIONS
     -------------------------------------

          (a) Supplier, as a subcontractor to Company, hereby agrees to assume and perform all Continuing Obligations upon the terms and subject to the conditions hereof. Supplier shall ensure that sufficient qualified and experienced personnel are made available to perform all of Supplier's obligations hereunder. Supplier shall be responsible to Company for all Continuing Obligations performed by Supplier's permitted assigns and permitted subcontractors. Notwithstanding the foregoing, Supplier shall not be required to supply Software or Services hereunder other than in respect of Continuing Obligations.

          (b) Company and Supplier shall, in good faith, use reasonable commercial efforts to assign or cause to be assigned to Supplier the Contracts to the extent such Contracts relate to Software and Services.

                                                       Agreement No.____________
                                                                    Page 9 of 26

          (c) If any Contract is automatically renewable in accordance with its terms for a successive period unless either party to such Contract gives notice of its intention not to renew such Contract, Company may renew such Contract in accordance with its terms without Supplier's consent; provided,
                                                                       --------
     that if fees for the licensing of Software and rates for the provision of Services during any renewal term are not specified in a Contract, the fees and rates applicable to such Contract during such renewal term shall be determined by Supplier so long as that Supplier notifies Lucent (or if requested by Company, End User Customers) in writing of any increase in such fees and rates applicable to such Contract for such renewal term (together with a price list showing such proposed new fees and rates) at least thirty (30) days in advance of the deadline specified in such Contract for notifying the applicable End User Customer of a price increase ("Renewal Price Deadline"). Company may renew only once each Contract that
       ----------------------
     does not expressly provide that it is renewable, provided that (x) the renewal term for such Contract shall not exceed three (3) years and (y) the fees and rates applicable to such Contract during such renewal term shall be determined by Supplier (so long as such fees and rates shall not be in breach of any of Company's good faith and fair dealing obligations under such Contract). Attachment D sets forth for each Contract the Renewal Price
                     ------------
     Deadline.

6.0  LICENSE AND SERVICE FEES
     ------------------------

     Fees for the licensing of Software and rates for all Services shall be as set forth in the applicable Contract (as such fees and rates may be increased pursuant to Article 2.0(b) hereof in respect of any Additional
                           --------------
     Contract). All other services shall be at rates mutually agreed in writing between the parties hereto prior to the initiation of such Services.

7.0  EFFECTIVE DATE AND TERM
     -----------------------

     This Agreement shall become effective upon the Effective Date and shall continue to be effective for so long as may be necessary for Company to satisfy its Continuing Obligations to End User Customers, unless earlier terminated in accordance with Article 43.0 hereof; provided, that rights in
                                   ------------         --------
     the Software granted to an End User Customer pursuant to a Contract shall remain in effect until the Use of the Software is discontinued by the applicable End User Customer or such rights are earlier terminated in accordance with the applicable Contract.

8.0  INTELLECTUAL PROPERTY RIGHTS
     ----------------------------

     No interest in any software, products or materials developed by Company or any End User Customer shall pass to Supplier under this Agreement unless otherwise specified in the applicable Contract, even though such software, products or materials may interact with the Software or be embedded therein, or be functionally similar to the Software. Notwithstanding the foregoing, each End User Customer shall retain title and intellectual property rights to any derivative works it creates based on Supplier's source code to the extent that such right is granted in any Contract. No interest in any software, products or

                                                      Agreement No._____________
                                                                   Page 10 of 26

     materials developed by Supplier shall pass to Company or any End User Customer under this Agreement unless otherwise specified in the applicable Contract, even though such software, products or materials may interact with the Software or be embedded therein, or be functionally similar to the Software.

9.0  DELIVERABLES; LATE DELIVERIES
     -----------------------------

     On the applicable delivery date specified in an Order, Supplier shall furnish to Company (or to the End User Customer if so specified by Company) the Software and Services specified on such Order for the fees and rates specified in Article 6.0 hereof to be paid in accordance with Articles 10.0
                  -----------                                      -------------
     and 11.0 hereof.  Except as specified in Articles 13.0 and 14.0 hereof, no
         ----                                 -------------     ----
     additional charges or fees shall be payable by Company or any End User Customer. Supplier shall be liable for all liquidated damages payable as a result of any late deliveries to End User Customers as set forth in the applicable Contract to the extent such liquidated damages accrued as a result of any act or omission of Supplier.

10.0 INVOICING
     ---------

     Supplier shall follow the procedures for invoicing and shipping, as set forth in Attachment E, as may be modified from time to time by mutual
              ------------
     agreement of the parties hereto.

11.0 PAYMENT TERMS
     -------------

          (a) During the term hereof, Company shall pay to Supplier (i) all amounts payable by End User Customers in respect of the provision of Software and the performance of Services (including service fees, maintenance fees, late fees, etc.) as may be set forth in the Contracts (the "Customer Payments"), and (ii) any additional fees and rates payable
           -----------------
     by Company pursuant to Article 2.0(b) hereof in respect any Additional
                            -------------
     Contract. Supplier shall provide Company with invoices and all necessary supporting documentation required to support the delivery of such invoices to End User Customers. Payment shall be made no later than the 2nd business day of the 2nd calendar month following the date of a correct invoice.

          (b) Notwithstanding clause (a) above, to the extent an End User Customer disputes or otherwise fails to make any Customer Payment, then Company shall not be required to make such Customer Payment until resolution of such dispute or such payment is otherwise made by such End User Customer. Such dispute or other failure to make a Customer Payment shall not, however, relieve Company of its obligation to make any payment when due in respect of any Customer Payment that is undisputed or has been paid.

12.0 ELECTRONIC DATA INTERCHANGE
     ---------------------------

     Supplier shall, if requested by Company, use reasonable commercial efforts to implement the electronic data interchange system described in Attachment
                                                                      ----------
     F as an electronic means of trading business documents. Supplier shall, at
     -
     its sole expense, obtain, make fully

                                                      Agreement No._____________
                                                                   Page 11 of 26

     operational and maintain all equipment, software and other materials required by Supplier to implement and utilize such system.

13.0 MISCELLANEOUS EXPENSES
     ----------------------

     Each party shall pay all travel expenses of its employees, except where travel is specifically requested by the other party. Reimbursement for reasonable expenses for transportation and living shall be as set forth in the applicable Contract or, if not set forth therein, in accordance with the guidelines set forth in Attachment G.
                                 ------------

14.0 TAXES
     -----

     Company shall reimburse Supplier only for state and local sales and use taxes, unless Company advises Supplier that an exemption applies (and if reasonably requested by Supplier, provides reasonably satisfactory evidence to that effect). Taxes payable by Company shall be billed as separate items on Supplier's invoices.

15.0 TITLE TO AND RISK OF LOSS OF MEDIUM
     -----------------------------------

     Title to and risk of loss and damage to any Medium supplied under this Agreement shall vest when such Medium has been delivered to or accepted by, as applicable, the End User Customer in accordance with the applicable Contract.

16.0 SOFTWARE ACCEPTANCE
     -------------------

     For Software identified in any Contract as subject to customer acceptance testing, the acceptance procedure set forth in the applicable Contract shall apply.

17.0 COPYRIGHT NOTICE
     ----------------

     Company will not alter or delete any of Supplier copyright notices appearing on Supplier's containers (or any labels thereon) of Software.

18.0 CUSTOMER SUPPORT; UPDATES, UPGRADES AND PATCHES
     -----------------------------------------------

     Supplier shall establish procedures and maintain the organization and processes to provide, and shall provide, Support to Company and End User Customers as provided in the Contracts. Supplier shall furnish all Updates, Patches and Upgrades to End User Customers, together with any associated Documentation, as required by the Contracts.

19.0 QUALITY PROCESSES
     -----------------

          (a) Supplier agrees to meet with Company upon reasonable notice to discuss the quality of Software and Services being provided by Supplier pursuant to this Agreement.

          (b) Supplier shall keep Company notified of any presently occurring or potential

                                                     Agreement No.______________
                                                                   Page 12 of 26

     material Software and Service problems or issues that occur or frequently re-occur and that Supplier in its reasonable judgment believes should be brought to the attention of Company so that Company may have an opportunity to provide corrective action for those matters for which Company continues to be responsible.

          (c) Supplier shall at all times designate one employee as the primary contact person for the referral of assistance requests by Company. Supplier shall establish tracking and reporting mechanisms for all assistance requests. Company shall promptly report to Supplier any and all End User Customer queries, complaints and claims relating to the performance by Supplier of its obligations hereunder.

20.0 NEW RELEASES OF SOFTWARE
     ------------------------

     If, after the Effective Date, Supplier introduces a new release of Software which contains functionality enhancements, Company shall not distribute earlier releases of the Software to End User Customers, including releases discontinued by Supplier, unless required by End User Customers pursuant to the Contracts and Company shall provide written notice (which shall include the relevant provisions of the applicable Contract) to Supplier of such requirement at the time of such distribution.

21.0 PROTECTION OF CONFIDENTIAL SOFTWARE
     -----------------------------------

          (a) Except as otherwise expressly provided for in this Agreement or the Intellectual Property Agreement, Company will hold in confidence for Supplier all parts of the Software, Documentation, and other Information that Company's personnel may unavoidably receive or have access to during the performance of this Agreement. Company further agrees that all such information shall remain the property of Supplier and that Company shall not make any disclosure of such information to anyone, except to employees, contractors and agents of Company and End User Customers to whom such disclosure is necessary to the use for which rights are granted under the Contracts. Company shall appropriately notify all such employees, contractors, agents and End User Customers to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by them and obtain their written agreement to so keep in confidence. Company shall treat the Software with the same degree of care against unauthorized disclosure as Company normally treats its own Information of like character.

          (b) The foregoing restrictions on the use or disclosure of such Software, Documentation and Information shall not apply to such Software, Documentation, and Information:

               (i) which is developed from normal use of the Software which is Object Code or is lawfully received free of restriction from another source having the right to so furnish such information; or

               (ii) after it has become generally available to the public by acts not

                                                     Agreement No.______________
                                                                   Page 13 of 26

          attributable to Company or its employees, agents or contractors; or

               (iii) which at the time of disclosure to Company after the Effective Date was known to Company free of restriction and evidenced by documentation in Company's possession; or

               (iv) which Supplier agrees in writing is free of such restrictions; or

               (vi) which is requested pursuant to a judicial or governmental request, requirement or order under law, provided that Company provides Supplier with sufficient prior notice in order to contest such request, requirement or order or seek protective measures.

          (c) Supplier shall not provide under, or have provided in contemplation of, this Agreement any information, however conveyed, on any Medium, unless Supplier has the right to do so, and, except for Software and Information furnished or developed by Supplier hereunder and owned by Company, Supplier shall not view any of the foregoing as confidential or proprietary. If Supplier must furnish any Information to Company with restrictions, it shall only be furnished after negotiation and execution on behalf of Company of a separate written agreement specifically identifying the documents to be furnished and setting forth Company's rights and obligations with respect thereto.

22.0 TRAINING SERVICES AND LICENSE
     -----------------------------

     Supplier shall make available to End User Customers such training services as may be required to be provided pursuant to the Contracts. Supplier shall also make available to Company, at mutually agreed upon rates, Supplier's standard training courses.

23.0 WARRANTIES
     ----------

          (a) Supplier warrants to Company that the Software shall be in conformance with all applicable warranties of Company set forth in the Contracts. The initial warranty period shall be as stated in the applicable Contract.

          (b) Supplier warrants to Company that Supplier shall perform all Services pursuant to the terms of the Contracts in conformance with all applicable warranties of Company set forth in the Contracts. The initial warranty period shall be as stated in the applicable Contract.

          (c) All warranties shall survive to the extent provided in the Contracts. In the event of a breach of the foregoing warranties, Supplier shall, upon written notice from Company, provide on-site personnel and repair or replace the Software or re-perform or otherwise remedy any deficient Services as promptly as practicable in accordance with the provisions of the applicable Contract (or if Supplier is unable to timely repair or replace the Software in accordance with the provisions of the applicable Contract, then Supplier shall

                                                      Agreement No._____________
                                                                   Page 14 of 26


     refund all fees received by Supplier for the Software, or Company may obtain Services from a third party to repair or replace the Software, at Supplier's expense). Repaired and replacement Software shall be warranted as set forth in this Article.

          (d)  THE WARRANTIES SET FORTH IN THIS ARTICLE 23.0 ARE IN LIEU OF AND
                                                ------------
     EXCLUDES ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN ANY WARRANTIES SET FORTH IN THE CONTRACTS.

24.0 REPRESENTATIONS
     ---------------

     Supplier hereby represents and warrants to Company that: (i) this Agreement has been duly executed and delivered by Supplier, and constitutes a valid, binding obligation enforceable against Supplier in accordance with its terms; (ii) Supplier has not taken any action that would prohibit or otherwise limit the ability of Supplier to fulfill its obligations hereunder; (iii) Company and End User Customers shall have quiet enjoyment of the Software in accordance with the terms of the Contracts; and (iv) to the best of Supplier's knowledge, the Software will contain no malicious code or computer viruses introduced in the Software after the Effective Date, and Supplier shall immediately notify Company if any such problem is suspected.

25.0 ASSIGNMENT
     ----------

     Neither party shall assign any of its rights or delegate any of its obligations under this Agreement or any Order, except for money due, without the prior written consent of the other party; provided, that either
                                                           --------
     party may assign its rights and delegate its obligations under this Agreement or any Order to an Affiliate of such party without the consent of the other party. This Agreement shall be binding upon any successor-in-interest of each party (including by way of merger, reorganization, or transfer or sale of substantially all of the assets of such party). Notwithstanding the foregoing, each party shall remain responsible for any obligations under this Agreement that are assigned or delegated to any of its Affiliates. As used in this Article 25.0, "Affiliate" means, with
                                      ------------   ---------
     reference to a party hereto, any other person or entity who controls, is controlled by or is under control with such party (where, for the purposes of the foregoing definition, "control" means owning, directly or indirectly, stock or equity possessing 51% or more of the total combined voting power of all classes of voting stock or equity of, and 51% or more of the total number of shares of all other classes of stock or equity of, a person).

26.0 CHOICE OF LAW
     -------------

     The parties hereto agree that this Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York, USA, excluding any conflict of laws rule or principle that might refer the governance, interpretation or

                                                 Agreement No.__________________
                                                                   Page 15 of 26

      construction of this Agreement to the laws of another jurisdiction.

27.0  COMPLIANCE WITH LAWS
      --------------------

      The parties hereto shall comply at their own expense with all the applicable laws, ordinances, regulations and codes in performance of this Agreement.

28.0  DISPUTE RESOLUTION
      ------------------

          (a) The parties hereto agree to address any controversy or dispute arising out of or relating to this Agreement, any Order or any breach hereof or thereof (a "Dispute") as set forth in this Article. At any time,
                            -------
      either party may give the other written notice of a Dispute, specifically identifying the nature of the Dispute, the acts or omissions giving rise to the Dispute, any claimed damages and the relief sought. The other party shall provide a written response within ten (10) days of the receipt of such notice. The senior management representatives designated below (the "Representatives") shall work together in a manner that meets the
       ---------------
      interests of the parties hereto, until either an agreement is reached or an impasse is declared by either party.

          Company's Representative      Supplier's Representative
          ------------------------      -------------------------
          Joe Carson, VP, SCN           Mark R. Wagner

          (b) If the Representatives are unable to resolve the Dispute as set forth above, either party may elect by to submit the Dispute for hearing and non-binding resolution by a panel of two (2) senior executives of each party (and, if such executives agree, a mutually acceptable neutral advisor) upon no less than seven (7) and no more than fourteen (14) days' prior written notice to the other party. If any party elects to use the procedure set forth in this Article, the other party's executives must participate in the hearing. If the Dispute cannot be resolved by such senior executives, then the neutral advisor, if any, may be asked to assist such senior executives in evaluating the merits of each party's position so as to resolve the Dispute. Each party shall each bear its own costs with respect to such procedure and shall share equally the fees and expenses of the neutral advisor, if any, and the cost of the facility for the hearing.

29.0  EXPORT
      ------

      Neither Company nor Supplier shall export the Software, or any other information under this Agreement, in contravention of the laws of the United States or any other applicable jurisdiction.

30.0  FORCE MAJEURE
      -------------

      Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike of a third party, civil, governmental or military authority, act of God, or other similar causes beyond

                                                 Agreement No.__________________
                                                                   Page 16 of 26

      its control and without the fault or negligence of the delayed or non-performing party or its subcontractors.

31.0  IDENTIFICATION
      --------------

      Except to the extent expressly permitted in the Asset Purchase Agreement, neither party shall, without the other party's prior written consent, make public use of any trade name, trademark, logo or any other designation or drawing of the other party or its affiliates ("Identification"). Supplier
                                                     --------------
      shall remove or obliterate any Identification of Company prior to any use or disposition of any material rejected or not purchased by Company.

32.0  INDEMNITY
      ---------

          (a)  Lucent and Supplier (each an "Indemnifying Party") will each
                                             ------------------
     indemnify, hold harmless and defend the other, its Affiliates, and each of their respective customers, officers, directors, employees, successors and permitted assigns (each an "Indemnified Person"), from any losses, damages,
                                 ------------------
     claims, fines, penalties, expenses or other financial obligations, including reasonable attorney's fees and investigative costs ("Losses"),
                                                                    ------
     claimed by or awarded to (whether such claim or award is based in contract, tort or otherwise) third parties against such Indemnified Person (except to the extent caused by negligence or willful misconduct of such Indemnified Person, including the use of Software in a manner materially inconsistent with the documentation provided with such Software) that arise out of or result from:

               (i) any act or omission by such Indemnifying Party or its Affiliates (or any of their permitted subcontractors) in connection with the performance of the Contracts;

               (ii) all assertions under Workers' Compensation or similar acts made by such Indemnifying Party or its Affiliates (or any of their permitted subcontractors); and

               (iii) all negligent or willful misconduct of such Indemnifying Party or its Affiliates (or any of their permitted subcontractors).

          (b) The Indemnified Person will notify the Indemnifying Party promptly after becoming aware of any claim that falls under the terms of this Article. The Indemnifying Party will have the right to assume the defense of any such claim. The Indemnified Person, at its expense and option, may participate in the defense of such claim. The Indemnifying Party will pay any final judgment, settlement, penalties, fines or other financial obligations imposed on the Indemnified Person resulting from such third party claim. The Indemnified Person must approve any settlement that involves terms other than solely the payment of money. The Indemnifying Party will also pay the reasonable expenses incurred by the Indemnified Person arising from any request by it that the Indemnified Person assist it in the defense of such claim or provide information regarding such claim.

                                                 Agreement No.__________________
                                                                   Page 17 of 26

33.0  INFRINGEMENT CLAIMS
      -------------------

          (a)  The indemnity for Losses pursuant to Article 32.0 hereof shall
                                                    ------------
      not apply to (i) any claims that are due solely to (x) any unauthorized modification of Software by any Indemnified Person, (y) any unauthorized use by any Indemnified Person of Software with products, materials or software of a third party, or (z) any continued use by any Indemnified Person of Software after the Indemnifying Party has notified such Indemnified Person of any Infringement Claim (as defined below) and provided such Indemnified Person with non-infringing software comparable in function as such infringing Software, (ii) in the case of Supplier's indemnity for Losses pursuant to Article 32.0 hereof in respect of
                                       ------------
      Software, Losses to extent such Losses arise out of or result from use of any Assigned Software and Licensed Software (as each such term is defined in the Intellectual Property Agreement) in the form furnished (whether by license or transfer) by Company pursuant to the Intellectual Property Agreement, and (iii) in the case of Company's indemnity for Losses pursuant to Article 32.0 hereof, Losses that arise out of or result from
                  ------------
      patent infringement (indemnification for which shall be solely as provided in the Intellectual Property Agreement).

          (b)  In addition to the indemnity for Losses pursuant to Article 32.0
                                                                   ------------
      hereof, Supplier shall take such action as may be required under the Contracts in respect of any known infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right in respect of Software furnished under this Agreement (an "Infringement
                                                              ------------
      Claim").
      -----

34.0  INSURANCE REQUIREMENTS
      ----------------------

      Supplier shall, prior to performance under this Agreement, provide certificates or proof of insurance which complies with Lucent's policy set forth in Attachment H. All such insurance must be primary and non-
               ------------
      contributory and required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to Company shall apply on an excess basis. Supplier agrees that Supplier and anyone claiming under or in Supplier's behalf shall have no claim, right of action or right of subrogation against Company and its End User Customers based on any loss or liability insured against under the foregoing insurance. Company shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy.

35.0  LIMITATION OF LIABILITY
      -----------------------

      Notwithstanding anything contained in this Agreement to the contrary, neither party hereto shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage arising out of this Agreement; provided, that the foregoing shall not be construed to
                         --------
      preclude recovery by any Indemnified Person in respect of Losses directly incurred from third party claims. These limitations of liability shall not apply to any liability of either party arising from or related to any personal injury (including death) or for

                                                 Agreement No.__________________
                                                                   Page 18 of 26

      any claim of gross negligence or willful misconduct. Both parties shall use reasonable commercial efforts to mitigate their damages.

36.0  NOTICES
      -------

          (a) Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Company shall be in writing and shall be given or made by confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

      To Company:                                        To CSG and Supplier:
      Lucent Technologies Inc.                           CSG Systems International, Inc.
      600 Mountain Avenue                                CSG Software, Inc.
      Murray Hill, NJ 07974                              7887 E. Belleview, Suite 1000
      Attn:  Antoinette Bennett,                         Englewood, CO 80111
      Corporate Counsel - SCN Legal
      Telephone Number: (908) 582-7091                   Attn: Joseph T. Ruble (for legal matters)
      Facsimile Number: (908) 582-6869                   Senior Vice President and General Counsel,
                                                         Corporate Development
      (and for Contracts matters, with a copy to:        Telephone Number: (303) 796-3995
      Lucent Technologies Inc.                           Facsimile Number: (303) 804-4012
      283 King George Road
      Warren, NJ 07059                                   Attn:  Mark R. Wagner (for business matters)
      Attn:  Deborah Reding, SCN Software                Vice President, Strategic Initiatives
      Contract Manager                                   Telephone Number: (303) 796-2887
      Telephone Number: (908) 559-6176                   Facsimile Number: (303) 796-2870
      Facsimile Number: (908) 559-1256)

          (b) The effective dates of such notice shall be (i) upon evidence of successful facsimile transmission, or (ii) five (5) days following the date mailed for certified or registered letters and two days following the date mailed for overnight letters, or (iii) when delivered, if in person. The above addresses may be changed at any time by giving prior written notice as above provided. Notices shall be given in writing by confirmed facsimile, certified mail or registered mail addressed to the parties as shown on the first page of this Agreement.

37.0  NOTICE OF UPDATES, UPGRADES AND PATCHES
      ---------------------------------------

      If Supplier introduces any Updates, Upgrades or Patches, Supplier shall provide Company with reasonable advance notice of such Updates, Upgrades or Patches, together with any fact sheets, brochures and other promotional literature describing such Updates, Upgrades or Patches. Company may provide advance notice to End User Customers of such Updates,

                                                 Agreement No.__________________
                                                                   Page 19 of 26

      Upgrades or Patches and distribute any such fact sheets, brochures and other promotional literature to End User Customers, in each case, if required pursuant to any Contract; provided, that Company shall not be
                                         --------
      required to market, advertise, promote, support, or otherwise assist in further offerings of Software or Services. Purchases by Company under this Agreement shall neither restrict the right of Company to cease purchasing nor require Company to continue any level of such purchases.

38.0  SOURCE CODE ESCROW
      ------------------

          (a) Certain Contracts require that any Software Source Materials be placed in an escrow account, and Company may require Supplier to deposit such Software Source Materials and Documentation with a mutually agreed upon third-party escrow agent. Supplier shall deposit with such escrow agent each major release of Software at the time of such release or as otherwise required under the applicable Contract. Software Source Materials shall be released from the escrow account as provided under or upon such conditions as set forth in the applicable Contract. To the extent that any Contract requires that Software Source Materials be delivered to the applicable End User Customer for any Software, Supplier shall be responsible for timely delivering such Software Source Materials to such End User Customer in accordance with the provisions thereof.

          (b) Concurrently with the execution of this Agreement, Supplier and Company shall enter into an escrow agreement, with a mutually acceptable escrow agent, in such form and containing such terms as are mutually acceptable to safeguard the Software Source Materials and to provide for the release of such Software Source Materials upon (i) the termination of this Agreement by Supplier following a Company Default or (ii) the occurrence of a Supplier Default. The annual fees of such escrow agent shall be paid by Company.

39.0  USE OF COMPANY'S INFORMATION AND MEDIA
      --------------------------------------

      Supplier shall treat as Company's property (i) all Information of Company, however conveyed, and (ii) all Media owned or controlled by Company, and provided to, or acquired by, Supplier under or in connection with any Contract. Supplier, at no charge to Company, and as Company directs, shall destroy or surrender to Company promptly at its request any or all such Information and Media. Supplier shall keep such Information or Media confidential and use it only in performing under this Agreement and obligate its employees, subcontractors and others working for it to do so. This shall not apply to Information previously known to Supplier free of obligation, or made public through no fault of Supplier.

40.0  SUPPLIER DEFAULTS
      -----------------

          (a)  A "Supplier Contract Default" in respect of any Contract shall
                  -------------------------
      have occurred if Supplier shall be in material breach of any of its representations, warranties, agreements or

                                                 Agreement No.__________________
                                                                   Page 20 of 26

      covenants contained in this Agreement in respect of such Contract, and such breach (i) shall continue beyond the earlier of thirty (30) days and the cure period set forth in such Contract after the giving of written notice thereof to Supplier and (ii) shall not be the result of any act or omission of Company.

          (b)  A "Supplier Event of Default" shall have occurred if any of the
                  -------------------------
      following events shall have occurred:

               (i) Supplier shall be in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement, and such breach shall continue beyond thirty (30) days after the giving of written notice thereof to Supplier;

               (ii) (A) Supplier shall make an assignment for the benefit of creditors (other than solely an assignment of moneys due), (B) Supplier shall admit in writing that it is unable to pay debts as they mature or has ceased operating in the normal course of business, (C) a trustee or receiver of Supplier or of any substantial part of Supplier's assets has been appointed by any court, or (D) a proceeding shall be commenced under any provision of the United States Bankruptcy Code, voluntary or involuntary, by or against Supplier, which proceeding remains undismissed for sixty (60) days after the commencement thereof; or

               (iii) there shall have occurred and be continuing a "Supplier Event of Default (as defined in the Software and Services Master Supply Agreement (International) by and among Lucent and CSG and CSG International Limited and CSG Technology Limited (the "International Agreement")).

41.0  COMPANY DEFAULTS
      ----------------

          (a)  A "Company Contract Default" in respect of any Contract shall
                  ------------------------
      have occurred if Company shall be in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement in respect of such Contract, and such breach (i) shall continue beyond the earlier of thirty (30) days and the cure period set forth in such Contract after the giving of written notice thereof to Company and
      (ii) shall not be the result of any act or omission of Supplier.

          (b)  A "Company Event of Default" shall have occurred if any of the
                  ------------------------
      following events shall have occurred:

               (i) Company shall be in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement, and such breach shall continue beyond thirty (30) days after the giving of written notice thereof to Company;

               (ii) (A) Company shall make an assignment for the benefit of creditors

                                                 Agreement No.__________________
                                                                   Page 21 of 26

          (other than solely an assignment of moneys due), (B) Company shall admit in writing that it is unable to pay debts as they mature or has ceased operating in the normal course of business, (C) a trustee or receiver of Supplier or of any substantial part of Company's assets has been appointed by any court, or (D) a proceeding shall be commenced under any provision of the United States Bankruptcy Code, voluntary or involuntary, by or against Company, which proceeding remains undismissed for sixty (60) days after the commencement thereof; or

               (iii) there shall have occurred and be continuing a "Company Event of Default" (as defined in the International Agreement).

42.0  REMEDIES AND PERFORMANCE RIGHTS
      -------------------------------

          (a) Upon the occurrence of any Supplier Default, (i) Company, at its option and in addition to all other rights and remedies which Company may have at law or equity or as otherwise provided for under the Asset Purchase Agreement, this Agreement (including the right to terminate this Agreement or any Order pursuant to Article 43.0 hereof), and any other
                                         ------------
      agreement between the parties hereto, may do all such things and convey all such rights to End User Customers as may be necessary or reasonably advisable in order to fulfill all Continuing Obligations, and (ii) Supplier shall promptly (x) furnish, or shall cause to be furnished, all Software Source Materials necessary for Company to timely fulfill the Continuing Obligations, and (y) if requested by Company, use reasonable commercial efforts to provide all necessary personnel as consultants to Company to provide transitional support and guidance with respect to Software and Services until such time as Company has made other arrangements but in no event for more than one year (provided that Supplier may set-off for any claim by Company for damages against Supplier in respect of such default Supplier's reasonable fees and expenses in providing support and guidance).

          (b) Upon the termination of this Agreement by Supplier following any Company Default, (i) Company may do all such things and convey all such rights to the End User Customer as may be necessary or reasonably advisable in order to fulfill all Continuing Obligations, and (ii) Supplier shall promptly (x) furnish, or shall cause to be furnished, all Software Source Materials necessary for Company to timely fulfill the Continuing Obligations and (y) if requested by Company, use reasonable commercial efforts to provide, at Supplier's then current rates, all necessary personnel as consultants to Company to provide transitional support and guidance with respect to Software and Services until such time as Company has made other arrangements but in no event for more than one year.

          (c) In addition to license and other rights granted pursuant to the Intellectual Property Agreement, Supplier hereby grants to Company a nonexclusive, irrevocable, worldwide, fully-paid, non-transferable (except pursuant to Article 25.0 hereof) license solely for the purposes of
                  ------------
      fulfilling Continuing Obligations following the occurrence of any Supplier Default or the termination of this Agreement by Supplier following any Company Default in accordance with the terms of the Contracts to which the such Supplier Default or

                                                   Agreement No.________________
                                                                   Page 22 of 26

      Company Default applies: (i) to create, use, copy, perform, display, support, repair, enhance, modify, supplement, offer and distribute (or have created, used, copied, performed, displayed, supported, repaired, enhanced, modified, supplemented, offered and distributed by any third party) the Licensed Materials; and (ii) to create, use, copy, perform, display, support, repair, enhance, modify and supplement (or have created, used, copied, performed, displayed, supported, repaired, enhanced, modified and supplemented by any third party) the Software Source Materials. The parties agree that Company, as licensee under the foregoing license, shall be entitled to the benefits of Section 365(n) of the United States Bankruptcy Code 11 U.S.C.(S) 101 et seq. if the Supplier is a
                                              -------
      debtor in a case under Chapter 11 of such Bankruptcy Code.

43.0  TERMINATION
      -----------

          (a) This Agreement or any Order issued pursuant to this Agreement may be terminated as follows:

               (i)    by mutual written agreement of the parties hereto; or

               (ii) by Company with respect to any Contract (x) at any time that there shall no longer be outstanding any Continuing Obligations under such Contract or (y) if there shall have occurred and be continuing a Supplier Contract Default with respect to such Contract; or

               (iii) by Supplier with respect to any Contract (x) at any time that there shall no longer be outstanding any Continuing Obligations under such Contract or (y) if there shall have occurred and be continuing a Company Contract Default with respect to such Contract; or

               (iv) by Company (x) at any time that there shall no longer be outstanding any Continuing Obligations or (y) if there shall have occurred and be continuing a Supplier Event of Default; or

               (iv) by Supplier (x) at any time that there shall no longer be outstanding any Continuing Obligations or (y) if there shall have occurred and be continuing a Company Event of Default.

          (b) Upon the termination of this Agreement, (x) all rights and obligations of the parties shall terminate under this Agreement, except
      (i) as set forth in Article 44.0 hereof, (ii) Company may continue to
                          ------------
      utilize the licenses granted pursuant to Articles 4.0 and 42.0 to the
                                               ------------     ----
      extent necessary to fulfill any Continuing Obligations, (iii) all rights granted by Company pursuant to the Contracts prior to such termination shall survive, and (iv) Company's payment obligations, if any, with respect to Services performed or Software ordered prior to such termination shall survive, and (y) Company shall have no monetary obligation under Article 6.0 hereof other than for amounts accrued under
                       -----------
      the Contracts in respect of Continuing Obligations prior to such termination and received from End User

                                                   Agreement No.________________
                                                                   Page 23 of 26

      Customers.

          (c) Upon the termination of this Agreement or any Order with respect to any Contract, (x) all rights and obligations hereunder of the parties with respect to Continuing Obligations under such Contract shall terminate, except (i) as set forth in Article 44.0 hereof, (ii) Company
                                            ------------
      may continue to utilize the licenses granted pursuant to Articles 4.0 and
                                                               ------------
      42.0 to the extent necessary to fulfill Continuing Obligations under such
      ----
      Contract, (iii) all rights granted by Company pursuant to such Contract prior to such termination shall survive, and (iv) Company's payment obligations, if any, with respect to Services performed or Software ordered under such Contract prior to such termination shall survive, and
      (y) Company shall have no monetary obligation under Article 6.0 hereof in respect of such Contract other than for amounts accrued under such Contract in respect of Continuing Obligations prior to such termination and received from End User Customers.

          (d) This Agreement or any Order issued pursuant to this Agreement shall automatically terminate with respect to any Contract that is terminated by Company in accordance with its terms; provided, that (i)
                                                          --------
      Company's liability in respect of such termination shall be limited to payment of the amounts accrued under such Contract in respect of Continuing Obligations prior to such termination, (ii) Supplier shall promptly deliver to Company all completed Services and Software (along with all related supporting Documentation), and no further Software or Services shall be provided by Supplier, in respect of such Contract, and
      (iii) such payment shall constitute a full and complete release and discharge of Company's monetary obligations under Article 6.0 hereof.
                                                        -----------

44.0  SURVIVAL OF OBLIGATIONS
      -----------------------

      The obligations of the parties hereto under this Agreement and set forth in Articles 7.0, 8.0, 21.0, 26.0, 28.0, 32.0, 33.0, 35.0, 36.0, 38.0,
         ------------  ---  ----  ----  ----  ----  ----  ----  ----  ----
      39.0, and 42.0 through 51.0 hereof shall survive termination, cancellation
      ----      ----         ----
      or expiration of this Agreement.

45.0  SEVERABILITY
      ------------

      If any of the provisions of this Agreement or any Order shall be invalid or unenforceable, the invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement or such Order, but rather this entire Agreement or Order shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

46.0  WAIVER
      ------

      The failure of either party at any time to enforce any right or remedy available to under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

                                                   Agreement No.________________
                                                                   Page 24 of 26

47.0  ENTIRE AGREEMENT
      ----------------

      This Agreement (together with the typed or written provisions on any Order issued pursuant to this Agreement), the Asset Purchase Agreement and the Intellectual Property Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement. This Agreement supersedes all prior and contemporaneous oral agreements and all prior oral and written communications and understandings of the parties hereto with respect to the subject matter of this Agreement, other than the Asset Purchase Agreement and the Intellectual Property Agreement. This Agreement shall not be amended, supplemented, modified or rescinded, except by a writing signed by the parties hereto. Provisions on the reverse side of Company's purchase orders and all provisions on Supplier's forms shall be deemed deleted. Estimates or forecasts furnished by Company shall not constitute commitments.

48.0  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL
      ------------------------------------------------

          (a) Each of the parties hereto irrevocably submits, and agrees to cause its Affiliates to irrevocably submit, to the jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by it or any of its Affiliates except in such courts). Each of the parties hereto further agrees, and agrees to cause its Affiliates to agree, that service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), and agrees to cause its Affiliates to irrevocably and unconditionally waive (and not to plead or claim), to the fullest extent permitted by applicable law, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          (b) Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and
      (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this clause (b).

                                                   Agreement No.________________
                                                                   Page 25 of 26

49.0  THIRD PARTY BENEFICIARIES
      -------------------------

      No provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each Affiliate of Lucent that wishes to become beneficiary of the provisions hereof shall deliver to Supplier a counterpart to this Agreement, duly executed by an authorized representative of such Affiliate, and upon such execution and delivery all references in this Agreement to "Company" shall be deemed to include such Affiliate.

50.0  COUNTERPARTS
      ------------

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

51.0  ATTACHMENTS
      -----------

      The following attachments are hereby incorporated by reference and made part of this Agreement:

          Attachment A - Unassignable Contracts
          Attachment B - Additional Contracts
          Attachment C - Form of Order
          Attachment D - Renewal Price Deadline
          Attachment E - Invoicing Guidelines
          Attachment F - Electronic Data Interchange
          Attachment G - Expense Reimbursement Guidelines
          Attachment H - Insurance Requirements

52.0  CSG GUARANTY
      ------------

      CSG hereby guarantees the full and prompt performance and observance by Supplier of all of Supplier's obligations hereunder

                                                   Agreement No.________________
                                                                   Page 26 of 26

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date first written above.

LUCENT TECHNOLOGIES INC.                     CSG SYSTEMS INTERNATIONAL, INC.

By: /s/ W.T. O'Shea                          By: /s/ Joseph T. Ruble
    --------------------------------             -------------------------------
    Name: William T. O'Shea                      Name: Joseph T. Ruble
    Title: Executive Vice President              Title: Sr. Vice President and
                                                        General Counsel


                                             CSG SOFTWARE, INC.

                                             By: /s/ Joseph T. Ruble
                                                 -------------------------------
                                                 Name: Joseph T. Ruble
                                                 Title: President and Secretary

                                                   Agreement No.________________

                                 Attachment A

                            Unassignable Contracts
                            ----------------------


     See following pages.

                                                   Agreement No.________________

                                 Attachment B

                             Additional Contracts
                             --------------------


     See following pages.

                                                          Agreement No._________


                                 Attachment C

                                 Form of Order
                                 -------------


          See following page.

                                                          Agreement No._________

                                 Attachment D

                               Renewal Deadlines
                               -----------------


     See Renewal Price Deadline and Company Notification Date set forth on Attachment A.

                                                          Agreement No._________

                                 Attachment E

                             Invoicing Guidelines
                             --------------------


1. Supplier shall provide separate invoices for each End User Customer in respect of Software and Services provided under the Contracts and all necessary supporting documentation required to support the delivery of such invoice to the applicable End User Customer in accordance with the terms of the applicable Contract.

2. Invoices shall be in accordance with terms of the Contracts, in form for delivery to End User Customers. Unless otherwise provided in an Contract, all invoices shall include the following information for every item of Software and Services furnished: (a) this Agreement number, the applicable Contract number and the applicable order number; and (b) the description and prices of Sofware and Services furnished.

3. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FCA point to the destination as a separate item on the invoice stating the name of the carrier used.

                                                          Agreement No._________

                                  Attachment F

                                 EDI Guidelines
                                 --------------


Lucent Technologies has partnered with Sorvive Technologies to develop and certify a web-based facility that allows our current non-EDI suppliers to utilize a web-based service to electronically send and receive business documents. The process will include purchase orders, purchase order acknowledgments, shipment notifications, invoices, remittance advices (and EFT payment), simple forecasts, demand-pull and consignment planning schedules.

After Company's requests that Supplier implement an EDI system, Company will arrange for Sorvive Technologies to contact you to begin the registration and setup process. Sorvive Technologies will then notify Company to setup your account to be routed to the WEB-EDI facilities. Sorvive will train your employee/s on the use of the WEB-EDI forms. Upon completion of setup you can begin using the WEB-EDI facilities; it is anticipated that all of the above tasks will be completed within 1-3 days elapsed time. There are no requirements to install special equipment or software. All you will need is a WEB Browser and access to the Internet.

For more information on the Sorvive WEB-EDI offering, you can access their website at www.sorvive-plus.com.

                                                          Agreement No._________

                                  Attachment G

                        Expense Reimbursement Guidelines
                        --------------------------------

Travel and living expenses submitted must be business expenses authorized by Company and specifically related to the Services, and shall be defined as follows:

BUSINESS EXPENSES ARE:

..  Expenses necessary to the performance of the Services.
.. Expenses that benefit or advance the interests of the Company. .. Subject to the requirements of reasonableness.

NON-BUSINESS EXPENSES ARE:

..  Expenses that do not benefit or advance the interest of the Company.
.. Expenses that are incurred for other than the performance of the Services. .. Expenses that are personal in nature such as:
   .  In-room movies.
   .  Mini-bars.
   .  Membership fees for Airline clubs.
   .  Lunch on normal work days.
   . Laundry and valet services unless trip exceeds 5 business days or emergency situation.
   .  Personal memberships in health clubs.
   .  Refreshments not associated with a business meal or conference.
   .  Telephone calls that are personal in nature.

TELECONFERENCING: Teleconferencing should be used for meetings instead of travel whenever possible.

TRAVEL TIME: Travel should occur on Supplier's own time, and Company shall not be billed an hourly rate or other fee for such time unless authorized by Company Representative prior to the trip.

REIMBURSEMENTS: All authorized reimbursements to Supplier or Supplier's Employees shall be billed to Company by Supplier and paid directly to Supplier by Company.

RECEIPTS: Original receipts are required for all reimbursable expenses over $25.

AIR TRAVEL: Coach class must be used for all domestic and international flights. Authorization may be given, in certain situations, for use of business class on international flights but such authorization must be obtained from the Company Representative before the trip. First class and business class travel is prohibited except as stated above. Arrangements should be made as early as 7 days prior to travel to take advantage of reduced rates.

GROUND TRANSPORTATION: Hotel courtesy vans, taxicabs, airport limousines and other inexpensive modes of transportation should be used whenever appropriate. Rental Car: Compact or sub-compact cars are authorized for individuals or groups of two, intermediate cars are authorized for three or more. Larger or specialized vehicles such as vans or mini-buses must be approved in advance by Company Representative. Rental cars must be refueled before returning or an explanation must be attached to the invoice. Personal Automobile: Reimbursed at the rate of 30 cents a mile unless otherwise provided for in the Agreement. Tolls and Parking fees are reimbursable.

LODGING: Mid-range hotel accommodations not to exceed $65-$85 (domestic) depending on location are

                                                          Agreement No._________

reimbursable for short-term trips of less than one week. Lodging at an international location should reflect comparable expense control. Company's Representative will determine appropriate level for specific location with the assistance of Company's Transportation Specialist or Travel Zone Coordinator. Efficiency apartments should be used for trips of one week or more duration when appropriate.

MEALS: The cost of meals while on domestic trips should be kept at a reasonable level (not to exceed $25 a day). Meal expenses when visiting international locations should reflect comparable cost control.

TELEPHONE: When traveling on Company business Supplier should use personal or Supplier's company calling card for all toll calls to minimize extra surcharges by hotels. Company shall not reimburse Supplier for any calls which are unrelated to the performance of the Services. Supplier shall reimburse Company for calls made from Company work stations by Supplier's employees which are unrelated to the performance of the Services for Company. The AT&T access code is 10 + ATT + 0 + AREA CODE + NUMBER.

These guidelines attempt but do not guarantee to address all possible issues concerning travel and living for Suppliers performing Services for Company. For any issues not covered, contact Company.

                                                          Agreement No._________

                                 Attachment H

                            Insurance Requirements
                            ----------------------

Supplier shall maintain and cause Supplier's permitted subcontractors and suppliers to maintain: (i) Workers' Compensation insurance as prescribed by the law of the state or nation in which Services are performed; (ii) employer's liability insurance with limits of at least $500,000 for each occurrence; (iii) automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; (iv) Commercial General Liability ("CGL")
                                                                    ---
insurance, ISO 1988 or later occurrence form of insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; and (v) if Supplier is furnishing to Company (by sale or otherwise) material or construction services, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 per occurrence. All CGL and automobile liability insurance shall designate Lucent Technologies Inc., its Affiliates, and its directors, officers and employees as additional insured. Insurance companies providing coverage under this Agreement must be rated by A-M Best with at least an A-rating.